*	Pages where confidential treatment has been requested are stamped
"Confidential material omitted and separately filed with the Commission under an application for confidential treatment," and the confidential section has been marked with a star (*).


REVENUE SHARING AGREEMENT


THIS AGREEMENT (the "Agreement") is made the 2nd day of March, 1998.

BETWEEN:
(1)	BUENA VISTA HOME ENTERTAINMENT, INC. whose principal place of business is at 3900 West Alameda Avenue, Burbank, California 91521 (hereinafter referred to as "BVHE," which shall be deemed to include its permitted assigns); and
(2) 	HOLLYWOOD ENTERTAINMENT CORPORATION whose principal place of business is at 25600 Southwest Parkway Center Drive, Wilsonville, Oregon 97070 (hereinafter referred to as "Hollywood," which shall be deemed to include its permitted assigns).

WHEREAS:
(A)	Hollywood and certain of its affiliates own and operate retail stores in the United States which, among other things, rent, sell and market pre-recorded videocassette tapes to the general public; and
(B)	BVHE and certain of its affiliates acquire, produce, license, market
and sell motion   pictures on pre-recorded videocassette tapes; and
(C)	Hollywood is willing to purchase on an aggregate basis a specified number of videocassette copies of each Rental Picture (the terms initially capitalized in this Agreement and not otherwise defined herein shall have the respective meanings set forth in Paragraph 18 of this Agreement); and
(D)	Hollywood is willing to provide various marketing. advertising and promotional services and activities in support of the Rental Pictures;
and
(E)	Hollywood is willing to report electronically on an ongoing basis information as to the  rental and sales of Rental Pictures.
NOW THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

1.	AGREEMENT TERM:
The term of this Agreement shall be for five (5) years (the "Term"), commencing as of the date of this Agreement. Each year of the Term, as measured from the date of this Agreement, is a "Contract Year." Upon the expiration or earlier termination of this Agreement, the terms and conditions of this Agreement shall continue to apply to Pictures sold prior to said expiration or termination for the duration of their respective Revenue Sharing Periods.

2.	TERRITORY:
The territory for purposes of this Agreement shall be the United States and its territories and possessions (the "Territory").

3.	HOLL YWOOD COMMITMENTS:
Beginning as of the date of this Agreement, Hollywood agrees as follows:
a.	Purchasing: The following purchasing requirements shall apply on an aggregate basis at the rate of one hundred percent (100%) to all Stores open to the public on or before the respective Street Date:

(1)	Rental Pictures: For each and every Rental Picture with a
Gross Box Office of * or more, released by BVHE in the Territory, Hollywood agrees to order and purchase for each Store, on or before the Prebook Date, at least * percent ( *% ) of that number of Copies set forth in the Buy Matrix, attached hereto as Exhibit "A", which may be amended each Contract Year (in accordance with Paragraph 6, below) and is incorporated by this reference. For each and every Rental Picture with a Gross Box Office of less than *, released by BVHE in the Territory, Hollywood agrees to order and purchase for each Store, on or before the Prebook Date, at least * percent (*%) of that number of Copies set forth in the Buy Matrix. Hollywood further agrees that it will order and purchase for each Store on a quarterly basis at least * percent (*%) of that number of Copies set forth in the Buy Matrix across all Rental Pictures released by BVHE in the Territory in each respective quarter. There shall be no cross-collateralization of the purchase requirements from Rental Picture to Rental Picture, other than as set forth in this Paragraph 3.a.(1). In addition, there shall be. no cross-collateralization of the purchase requirements from *. The terms of this Agreement shall only apply to VHS videocassettes; other formats, including laserdisc and DVD, are not included under this Agreement. At such time as DVD becomes a generally accepted rental medium, Hollywood and BVHE agree to use reasonable good faith efforts to discuss amending this agreement to include DVD .


*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.


(2)	Purchase Price:  The purchase price (the "Purchase Price")
of all Copies of each Rental Picture purchased by Hollywood hereunder shall be *.

(3)	Rental Revenue: The "Rental Revenue" shall be defined as
the aggregate retail revenues (excluding sales taxes and any other government levied transaction fees) of all Stores from the rental and any and all ancillary rental fees (including, but not limited to late fees and damaged videocassette fees actually collected from consumers,) of all the Copies purchased by Hollywood on a Picture by Picture basis.

(4)	Revenue Percentage: The Revenue Percentage of Rental
Revenue paid by Hollywood to BVHE shall be:
(a)	During the first * calendar days of the Revenue
Sharing Period, * of the Rental Revenue for that period or
*
(b)	During the next * calendar days of the  Revenue
Sharing Period (i.e. the * day through and including the * of the Rental Revenue for that period *
(c)	For the entire * days of every Revenue Sharing
Period, all Rental Revenue and all Rental Transactions of each and every Copy (including but not limited to * and New Store Copies) of each respective Rental Picture shall be included in the computation of Revenue Percentage of said Rental Picture.

(5)	New Stores:  During the first * calendar days of the
Revenue Sharing Period of a Rental Picture, Hollywood may order and purchase for New Stores (i.e., Stores which have commenced or will commence operations during said * day period) any number of Copies of said Rental Picture ("New Store Copies"), provided that BVHE shall have such number of Copies available in then-current inventory. The Upfront Price of each New Store Copy shall be * per Copy. In addition, Hollywood shall pay BVHE the applicable Revenue Percentage generated by New Store Copies, *, during the remainder of the relevant Revenue Sharing Period, that is, from the date said New Store Copies are entered in Hollywood's computer system and made available for rental (in no event later than twenty-four (24) hours following delivery) until and including the * day of the relevant Revenue Sharing Period.
BVHE shall deliver New Store Copies to   New Stores designated by
Hollywood as soon as reasonably practicable, but in no event later than thirty (30) calendar days following receipt of
Hollywood's order for such New Store Copies.   In all other
respects, including but not limited to * each New Store Copy shall be subject to the same terms and conditions as the Copies.

(6)	*

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.


(7)	Missing Copies:  For all Copies in excess of * percent (*%
) of the total aggregate number of Copies shipped on a Rental Picture by Rental Picture basis, which are lost, stolen or otherwise not reasonably accounted for for more than thirty (30) calendar days during the period commencing upon delivery to Hollywood's Store locations and ending on the * calendar day of the Rental Sharing Period (each, a "Missing Copy"), Hollywood shall pay, to BVHE, BVHE's *

(8)	Payment:  Hollywood shall pay the Upfront Price within *
calendar days following the invoice date. Hollywood shall pay the Revenue Percentage, Missing Copy fees, and any other payments owed to BVHE, unless specified otherwise, on a calendar monthly basis within * calendar days following the end of the relevant calendar month, or portion thereof, during the Term. *

(9)	Remedy:  Should Hollywood fail to comply with at least the
minimum purchase requirements set forth in Paragraph 3.a.(1) of this Agreement, BVHE shall give Hollywood thirty (30) calendar days written notice to cure. Should Hollywood fail to cure such breach within said thirty (30) days, Hollywood shall pay to BVHE, as liquidated damages, an amount equal to * for each Copy which
Hollywood failed to purchase, less only *. The parties hereto expressly agree and acknowledge that BVHE's actual damages
hereunder would be difficult to ascertain and that the amount set forth above represents the parties' reasonable estimate of such damages.
b.	Advertising:
(1)	Hollywood agrees to provide advertising in measured media
to advertise solely Rental Pictures and their availability in
Stores in the amount of * ("Advertising Fund").   Said
Advertising Fund will accrue * and must be spent  in advertising one or more of the Rental Pictures released within the relevant quarter or within the * calendar days prior to *.  Hollywood's failure to spend said Advertising Fund as and when set forth in this Paragraph  3.b.(1) shall entitle BVHE to terminate
Hollywood's right to Marketing Support Funds for *. Hollywood shall provide evidence of its compliance with this Paragraph
3.b.(1) as requested by BVHE.
(2)	With respect to said Advertising Fund, Hollywood agrees to consult with
BVHE and to keep BVHE reasonably apprised of its advertising plans and activities and to comply with BVHE's then-current marketing support policies and practices, which policies and practices shall be no more restrictive than any of BVHE's policies and practices as applied to other rental retailers. Hollywood shall be bound by changes in BVHE's marketing support policies and practices only to the extent BVHE has given
Hollywood reasonable prior written notice of such changes. BVHE shall have the right to approve Hollywood's advertising plans, and Hollywood shall provide a meaningful and timely opportunity for said approval by BVHE. BVHE shall exercise its approval rights in a timely and reasonable manner. Should Hollywood fail to comply in good

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

faith with the approval rights of BVHE or fail to keep BVHE
reasonably apprised of its marketing plans and activities, BVHE shall be entitled to give written notice to Hollywood of such failure. If Hollywood fails to remedy such failure to BVHE's reasonable satisfaction within fifteen (15) calendar days
following receipt of such notice, BVHE shall have the right to terminate Hollywood's right to the Marketing Support Funds for * months.
c.	Overage:
(1)	Hollywood may, on or before the relevant Prebook Date,
purchase a   quantity of Copies in excess of * of the
applicable number of Copies required to be purchased on a
quarterly basis (each,    an "*").  Hollywood will not order *
unless in its reasonable  judgment it needs the * to supply
anticipated consumer demand for that Rental Picture during peak periods. *
(2)    *
(3)	After the first * calendar days of the relevant Revenue
Sharing Period, Hollywood may store in Stores or transfer to its Wilsonville warehouse (or other warehouse provided Hollywood has given BVHE prior written notice of its location address) *  After the first * calendar days of the relevant Revenue Sharing Period, Hollywood, at its option, may sell, store at Stores or transfer to said warehouse any or all * Copies of a Rental Picture.  *
(4)	In all other respects, including but not limited to Revenue
Percentage, Placement, Marketing Support Funds and Advertising
Funds, each * shall be subject to the same terms and conditions as the Copies.
d.	Placement:  Hollywood will be solely responsible for making the
Copies ready for consumer rental. All Copies shipped to Stores shall be made available for immediate rental on either the designated Street
Date or within twenty-four (24) hours of delivery,   whichever is
later. Hollywood shall not violate the designated Street Date for any Rental Picture and shall not rent, lease, sell or give any Copy to any person prior to the respective Street Date. Hollywood shall exercise its best efforts to maximize Rental Revenue on the Pictures and at all times during the entire Revenue Sharing Period display for rental at each Store all of the Copies purchased for such Store, which are not currently being rented and have not been sold pursuant to Paragraph 3.(f)., herein, or transferred to its warehouse or stored pursuant to Paragraph 3.c.(3) or 3.e. herein, either in the "New Releases" rental sections of such Store or in another section or sections of such Store, subject to BVHE's approval, which approval shall not be unreasonably withheld, as long as new releases from other studios are displayed in the same manner.

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

e.	Transfer:	Hollywood may transfer Copies between Stores,
including New Stores, provided that Hollywood shall report in writing month to month on a Store by Store, Picture by Picture, Copy by Copy basis wherefrom and whereto Hollywood transferred Copies during the preceding calendar month. BVHE shall be entitled to the Revenue Percentage of Rental Revenue generated by all Copies during the relevant Revenue Sharing Period irrespective of transfers and Store allocation. After the first * calendar days of the relevant Revenue Sharing Period, Hollywood may transfer Copies between Stores and its warehouse in Wilsonville, Oregon (or other warehouse provided Hollywood has given BVHE prior written notice of its location address).
f.	Sell-Off:  At the expiration of the first * calendar days of a
Revenue Sharing Period, Hollywood may sell * In no event shall Hollywood sell any Copies (including *) prior to the expiration of the
first * calendar days of the relevant Revenue   Sharing Period. During
the relevant Revenue Sharing Period, Copies (including *) may be sold only by sale to individual end-user consumers via in-Store retail sale (including New Stores), direct mail, the Hollywood Video Internet site or other similar means. In no event shall Hollywood sell any Copies (including *) to any third-party vendors, including, but not limited to brokers, liquidators, or other retail or wholesale video distributors. All Copies (including *) intended for sale will be prominently labeled by Hollywood as "Previously Viewed Rental Product." Hollywood shall report to BVHE each calendar month on a per Picture per Store basis the number of Copies (including * if any,) sold. If at any time prior to the expiration or earlier termination of this Agreement, BVHE enters into a revenue sharing agreement which allows a rental retailer to sell Copies of Rental Pictures prior to * calendar days after the relevant Street Date, BVHE will make the necessary amendments to this Agreement in order to allow Hollywood to do the same.
g.	Returns/Exchanges:  The purchase requirements set forth in this
Paragraph 3 shall not be subject to any returns by Hollywood; provided, however, that should Hollywood purchase a defective videocassette, BVHE will exchange such defective videocassette for a working videocassette of the same title. Defective videocassettes shall mean those videocassettes which are mechanically defective, mispackaged or contain extraneous material. Hollywood shall report defective videocassettes to BVHE within thirty (30) calendar days of its receipt thereof. Thereafter, the videocassettes shall be deemed free of defects.
h.	Store Count:  Upon the execution of this Agreement, Hollywood shall disclose in writing to BVHE the Store location addresses of all currently operating Stores and of all Stores which will either commence or cease operation within the following sixty (60) day period. Thereafter during the Term Hollywood will report to BVHE in writing on a monthly basis the Store location addresses of all currently
operating Stores and of all   Stores which will either commence or
cease operation within the next sixty  (60)  day period.

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

4.	BVHE COMMITMENTS:

Provided that Hollywood is not in breach or default of its obligations under Paragraph 3 of this Agreement, BVHE agrees as follows:
a.	Marketing Support: In lieu of specific marketing support programs such as rebate, co- op, and  MDF programs,  and as payment and in consideration for the various other services and activities which Hollywood has agreed to perform hereunder for the benefit of BVHE, such as marketing, sales and rental reporting functions:
(1)	BVHE agrees to credit on a * basis Hollywood with marketing
support  funds  ("Marketing Support Funds")  in the amount of *.
Said Marketing Support Funds will accrue on a * basis and will be credited to Hollywood upon submission of proof of the advertising spend. Hollywood will use the Marketing Support Funds solely to
advertise in measured media one or   more of the Rental Pictures
released within the relevant quarter or within the * days prior to said *. With respect to said advertising of Rental Pictures,
Hollywood agrees to consult with BVHE and to keep BVHE fully apprised of its advertising plans and activities and to comply with BVHE's then-current marketing support policies and
practices, which policies and practices shall be no more
restrictive than any of BVHE's policies and practices as applied to other rental retailers. Hollywood shall be bound by changes in
BVHE's marketing support policies and practices only to the
extent BVHE has given Hollywood reasonable prior written notice of such changes. BVHE shall have the right to approve such
advertising plans, and Hollywood shall provide a meaningful and
timely   opportunity for said approval by BVHE. BVHE shall
exercise approval rights in a timely and reasonable manner.
(2)	BVHE further agrees to credit on a * basis Hollywood with
additional Marketing Support Funds in the amount of *.  BVHE and
Hollywood shall jointly determine how said monies will be used to advertise, promote or otherwise market the Rental Pictures. Said
Advertising Support Funds will accrue on a quarterly basis and will be credited to Hollywood upon submission of proof of the marketing spend.
(3)	Marketing Support Funds must be spent within * calendar
days of accrual, except as otherwise agreed in writing by BVHE.
Any Marketing Support Funds not spent within * calendar days of accrual shall be credited back to BVHE. Marketing Support Funds shall not be used to advertise, promote or otherwise market product not distributed by BVHE. Hollywood shall provide evidence of its compliance with this Paragraph 4.a. as requested by BVHE.

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

(4) 	Should Hollywood fail to comply in good faith with the
approval rights of BVHE or fail to keep BVHE reasonably apprised of its marketing plans and activities, BVHE shall be entitled to
give written notice to Hollywood of such failure.   If Hollywood
fails to remedy such failure to BVHE's reasonable satisfaction within fifteen (15) calendar days following receipt of such notice, BVHE shall have the right to terminate Hollywood's right to the Marketing Support Funds for *.

b.	Shipping:   BVHE will be solely responsible for shipping the
Copies to   Hollywood's Store location addresses (as reported by
Hollywood pursuant to Paragraph   3.h. of this Agreement) at least
seven (7) calendar days prior to the relevant Street Date.    As
between BVHE and Hollywood risk of loss shall pass upon delivery of the Copies to Hollywood's individual Store locations. The allocation of the Copies by Store shall be determined by Hollywood, and Hollywood shall give BVHE written notice of said allocation at least thirty (30) calendar days prior to the relevant Street Date.

c.	Withdrawal Rights:    BVHE shall have the right to withdraw any
Rental Picture from further distribution under this Agreement in its sole discretion. In such event, BVHE shall give Hollywood written notice of such withdrawal, and Hollywood shall not sell or rent any videocassettes of the withdrawn Rental Picture after its receipt of such notice. It is expressly understood and agreed that such notice shall be given by BVHE if, and only if, BVHE shall simultaneously withdraw the Picture from all other Home Video distribution outlets. If BVHE subsequently makes such Rental Picture available in any other outlet of Home Video distribution in the Territory during the Term, then it shall simultaneously also make such Rental Picture available to Hollywood hereunder.

5.	ELECTRONIC REPORTING:

a.	At no cost or expense to BVHE, Hollywood will provide to BVHE, electronically, daily access to complete and accurate information (along with weekly summaries, in such reasonable form as may be specified by BVHE from time to time) as to Hollywood's sale and rental of the Rental Pictures, including, but not limited to, daily rental turn data, daily inventory and daily Rental Revenue on a Copy by Copy, Rental Picture by Rental Picture, Store by Store basis. In addition, the parties shall have joint ownership of, and equal access to, the database of performance information of each of the Rental Pictures and Hollywood shall provide a copy of such database to BVHE on request and without cost to BVHE. BVHE shall have no right of access to and Hollywood sha1l not provide electronic reporting and data base information relating to any product not distributed by BVHE or any specific individual customer information.

b.	Hollywood represents, warrants and agrees that during the Term and continuing until the expiration of the respective Revenue Sharing Periods of Pictures sold prior to the expiration or termination of the Term, Hollywood shall have implemented and maintain in good working condition a computer system, including any and all necessary hardware and software, capable of accurately and timely fulfilling the electronic reporting requirements set forth in this Paragraph 5.

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

c.	Hollywood shall enter each Copy into its computer system either prior to the relevant Street Date or within twenty four (24) hours of delivery, whichever is later and process through said computer system all Rental Transactions of all Copies. In the event that said computer system shall be nonfunctional for any period of time, all Rental Transactions occurring during such period shall be manually one hundred percent (l00%) captured and processed through said system as soon as practicable after it is again functional.

d.	In the event that said computer system shall become nonfunctional
(i.e. unable to contemporaneously provide all the data processing and reporting functions described in this Paragraph 5) Hollywood shall use its best efforts to make such system fully functional as soon as possible.

6.	REVIEW:
Promptly following the end of each Contract Year, the parties shall meet and in good faith review the terms of this Agreement. Should no agreement be reached between the parties with respect to adjusting or amending the terms of the Agreement, the then current terms of the Agreement shall remain in full force and effect.

7.	PORNOGRAPHIC MATERIAL:
Hollywood shall not at any time during the Term engage in any manner whatsoever, in the production, license, advertisement, manufacture, promotion, distribution or other commercial exploitation of Pornographic Material. In the event a dispute arises between the parties concerning whether Hollywood is involved in the production, license, advertisement,
manufacture,    promotion, distribution or other commercial exploitation of
Pornographic Material, such dispute shall be resolved by an independent third party arbitrator, to be agreed upon between the parties, the findings of whom shall be binding upon the parties. Should. however, the arbitrator conclude that Hollywood has breached this provision, BVHE may in addition to any other rights and remedies it may have, terminate this Agreement upon thirty (30) calendar days written notice to Hollywood. Notwithstanding the forgoing, Hollywood shall as soon as :reasonably practicable, but in no event later than twelve (12) months after the acquisition of a New Store, eliminate
any and   all commercial exploitation of Pornographic Material which may have
been conducted on the   Store premises prior to Hollywood's acquisition. BVHE
shall require a similar prohibition against Pornographic Material in all revenue sharing agreements entered into by it with other video retailers.

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

8.	TERMINATION:
a. The following transactions or occurrences shall constitute material events of default (each an "Event of Default") by the applicable party (the "Defaulting Party") hereunder such that, in addition to and without prejudice to or limiting any other rights and remedies available to the non-defaulting party at law or in equity, the non-defaulting party may elect to immediately and prospectively terminate this Agreement in whole or in part at the sole discretion of the non-defaulting party by giving written notice thereof to the other party at any time after the occurrence of an Event of
Default setting forth sufficient facts to   establish the existence of
such Event of Default:
(1)	A breach by a party of any material covenant, warranty, or
representation contained herein, and except where a specific cure period is expressly provided for elsewhere in this Agreement, where such defaulting party fails to cure such breach within thirty (30) calendar days after written notice thereof; or where such default reasonably requires more than thirty (30) calendar days to cure and said Defaulting Party shall have commenced
reasonable and appropriate efforts to promptly cure    said
default as soon as reasonably practicable, but in no event later than six (6)  months after said written notice; or
(2)	A party makes an attempt to make any arrangement for the
benefit of creditors, or a voluntary or involuntary bankruptcy,
insolvency or assignment for     the benefit of creditors of a
party or in the event any action or proceeding is    instituted
relating to any of the foregoing and the same is not dismissed
within      thirty (30) calendar days after such institution; or
(3)	A failure by Hollywood to make payment of any monies
payable to BVHE pursuant to this Agreement as and when due, where Hollywood fails to make said payment within thirty (30) calendar days after written notice thereof; or
(4)	A failure by Hollywood to comply with the electronic
reporting   requirements of Paragraph 5 of this Agreement, where
said failure continues for    more than fifteen (15) calendar
days; or where said failure reasonably requires more than fifteen
(15) calendar days to cure and Hollywood shall have commenced best efforts to promptly cure said failure as soon as possible;
but in no event later than thirty (30) calendar days after
written notice thereof; or
(5)	A failure by Hollywood to comply with BVHE's audit rights
as set forth in Paragraph 12 of this Agreement. where Hollywood fails to cure said failure within fifteen (15) calendar days
after written notice thereof; or where said failure is     caused
by Hollywood's computer system having become nonfunctional and Hollywood shall have commenced best efforts to make said computer system fully functional; but in no event later than thirty (30) calendar days after written notice thereof.

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.


b.	No termination of this Agreement for any reason shall relieve or
discharge any   party hereto from any duty, obligation, or liability
hereunder which was accrued as of the date of such termination including, without limitation, any obligations, including purchase and payment obligations of Hollywood, pursuant to Paragraph 3 of this Agreement with respect to Copies sold to Hollywood prior to the date of termination. Without limiting the generality of the foregoing, in the event of any termination of this Agreement, in whole or in part, by BVHE, in addition to, and without prejudice to or limiting any other rights and remedies available to BVHE at law or in equity, BVHE shall be entitled to retain, and shall not be obligated to refund or rebate, any and all amounts paid to BVHE by Hollywood hereunder.
c.	The rights and remedies of Hollywood in the event of any breach by BVHE of this Agreement shall be limited to Hollywood's right to recover damages, if any, in an action at law, and Hollywood hereby waives any equitable right to enjoin or restrain the distribution, broadcast or exhibition of the Pictures or the use, publication or dissemination of any advertising in connection therewith.

9.	PUBLIC DISCLOSURE AND CONFIDENTIALITY:
a.	Public Disclosure: Each party agrees that no press release or public announcement relating to the existence or terms of this Agreement (including within the context of a trade press or other interview or advertisement in any media) shall be issued without the express prior written approval of the other party hereto.
b.	Confidential Information: During the Term and for a period of three (3) years thereafter, Hollywood and BVHE shall hold, and shall cause each of their directors, officers, employees and agents to hold, in confidence this Agreement (including the financial terms and provisions hereof and all material information received pursuant to. or developed in accordance with, this Agreement) specifically including but not limited to the database referred to in Paragraph 5 above. Hollywood and BVHE hereby acknowledge and agree that all information contained in or furnished pursuant to this Agreement, not otherwise known to the public, is confidential and proprietary and is not to be disclosed to third parties without the prior written consent of both Hollywood and BVHE. Neither Hollywood nor BVHE shall disclose such information to any third party (other than to officers, directors, employees, attorneys, accountants and agents of Hollywood and BVHE or the affiliates of either, who have a business reason to know or have access to such information, and only after each of whom agrees to being bound by this paragraph) except:

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

(1)	To the extent necessary to comply with any Law or the valid
order of a governmental agency or court of competent jurisdiction or as part of its normal reporting or review procedure to
regulatory agencies or as required by the rules of   any major
stock exchange on which either party's stock may be listed or
Nasdaq; provided however. that the party making such disclosure shall seek, and use reasonable efforts to obtain, confidential treatment of said information and shall promptly, to the greatest extent practicable, notify the other party in advance of such disclosure;
(2)	As part of the normal reporting or review procedure by its
parent company, its auditors and its attorneys;
(3)	To the extent necessary to obtain appropriate insurance, to
its insurance  agent or carrier, that such agent or carrier agrees
to the confidential treatment of    such information; and
(4)	To actual or potential investors and/or lenders, and to
actual or potential successors  in interest,  provided  however, that  such  person  or entity shall have first
agreed in writing to the confidential treatment of such
information.
10.	NO RIGHT TO USE DISNEY NAME:
Neither Hollywood nor its Stores shall acquire any right to use, nor shall the same use, the names Disney, Walt Disney, Buena Vista, Touchstone, Hollywood Pictures, Miramax, Dimension, ABC or ESPN, alone or in conjunction with other words or names or any characters or designs of the same in any advertising, publicity or promotion, either express or implied, without BVHE's prior written consent in each case, and in no case shall any Hollywood or Store advertising, publicity, or promotion, express or imply any endorsement of the same.

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

11.	ASSIGNMENT:
This Agreement and the rights and licenses granted hereunder are
personal and neither   party shall have the right to sell, assign, transfer.
mortgage, pledge nor hypothecate (each an "Assignment") any such rights or licenses in whole or in part without the prior written consent of the non-assigning party, nor will any of said rights or licenses be assigned or transferred to any third party by operation of law, including, without limitation, by merger or consolidation or otherwise; provided, however that an Assignment pursuant to or resulting from a sale, exchange or transfer of all or substantially all of the assets or all or a majority of the equity of Hollywood to any Person or Persons or any other form of business combination, such that the Hollywood business as currently existing remains substantially intact, including, without limitation, a reorganization, merger, consolidation or a sale to the public, shall not require such consent so long as such Assignment is not to an unaffiliated motion picture studio. Provided
further, that any assignment   by either party to an affiliate of said party
shall not require consent. In the event that Hollywood or BVHE assigns its rights or interest in or to this Agreement in whole or in part, the assigning party will nevertheless continue to remain fully and primarily responsible
and liable to the other party   for prompt, full, complete and faithful
performance of all terms and conditions of this Agreement.

12.	AUDIT RIGHTS:

a.	During the Term and continuing until the date one (1) year
following the date of expiration or earlier termination of this Agreement, BVHE (and its agents or representatives) may examine, audit and make copies of the books, records, invoices and computer or database information of Hollywood as reasonably necessary to verify Hollywood's compliance with its obligations under this Agreement;
provided, however,   that (a) such audit shall be at the sole cost and
expense of BVHE (unless such audit reveals that payments due to BVHE for any twelve (12) month period were understated by more than five percent (5%), in which case, in addition to all other rights which BVHE
may   have, Hollywood shall promptly reimburse BVHE to the extent of its reasonable out-of- pocket costs of such audit,) (b) BVHE may not audit more than four (4) times per year during the Term or more than
twice after the expiration of the Term (and no such audit   shall
continue for more than thirty (30) calendar days from the date the auditors are given access to the applicable books and records) and
(c) any such audit shall be  conducted only
during regular business hours and in such a manner as not unreasonably
to interfere with   the normal business activities of Hollywood.
Hollywood shall keep and maintain complete ) and accurate books of account and records in connection with its obligations under this Agreement at its principal place of business (unless a legal action with regard thereto is commenced during such period) until the date thirty-nine (39) months following the date of rendering of the initial statement reflecting such records. BVHE shall have no right of access to books, records or database information relating to product not distributed by BVHE or any specific individual customer information.

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

b.	In addition, during the Term and continuing until the date one (
1) year following the date of expiration or earlier termination of the Agreement. BVHE (and its agents or representatives) may, inspect, examine, audit and make copies of the books, records, invoices, and computer or database information of Stores. BVHE's rights hereunder shall also include the right to inspect and examine the premises and inventory of Copies of Stores, warehouses, transfer or storage
facilities, and any other locations under   Hollywood's operation or
control. Hollywood and Store employees shall cooperate with BVHE's exercise of its rights hereunder and provide BVHE such assistance as BVHE shall reasonably request to enable BVHE to verify Hollywood's
compliance with the terms of   this Agreement. Any such audit or
inspection shall be conducted only during regular business hours and in such a manner as not unreasonably to interfere with the normal business activities of Stores. BVHE shall have no right of access to books, records or database information relating to product not distributed by BVHE, or any specific individual customer information.

13. BVHE'S REPRESENTATIONS AND WARRANTIES:
BVHE represents and warrants that:
a.	It is a corporation organized and existing under the laws of the
State of California, with its principal place of business in the State of California;
b.	It has all necessary rights, powers and authority to grant all of the rights granted or  purported to be granted under this Agreement,
and the undersigned has the full right, power         and authority to
sign this Agreement on behalf of BVHE;
c.	The  execution,  delivery and  performance of  this  Agreement
does not and will not,       violate any provisions of BVHE's articles
or certificates of incorporation and bylaws, or   any contract or other
Agreement to which BVHE is a party.

d.	There is no broker, finder or intermediary involved in connection with the negotiations and discussions incident to the execution of this
Agreement, and no         broker, finder. agent or intermediary who
might be entitled to a fee, commission or           any other payment
upon the consummation of the transactions contemplated by this Agreement;

e.	This Agreement has been duly executed and delivered and
constitutes the           legal, valid and binding obligation of BVHE
enforceable in accordance with its             terms, except as
enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in
effect, affecting     the enforcement of creditors' rights in general
and by general principles of equity,   regardless of whether such
enforceability is considered in a proceeding in equity or at      law.

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

Any breach of the provisions of this Paragraph 13 shall not be deemed a material breach of this Agreement entitling Hollywood to terminate this Agreement; provided, however, BVHE shall indemnify Hollywood, as set forth in Paragraph 16, for all Claims arising from such breach.
14.	HOLLYWOOD'S REPRESENTATIONS AND WARRANTIES:
Hollywood represents and warrants that:
a.	It is a corporation organized and existing under the laws of the
State of  Oregon  with
its principal place of business in the State of Oregon;
b.	With respect to any Rental Picture, the activities of Hollywood during the Term  shall not (a) violate, infringe or conflict with any rights of any person or entity including, without limitation, any copyright, literary, musical, dramatic, artistic, trademark, contract, privacy or publicity rights or the rights to be free from defamation, or any other property or personal right, or (b) violate any third party's droit moral or any comparable rights;
c.	It has all necessary rights, powers and authority to grant all of the rights granted or purported to be granted under this Agreement, and the undersigned has the full right, power and authority to sign this Agreement on behalf of Hollywood;
d.	There is no broker, finder or intermediary involved in connection with the negotiations and discussions incident to the execution of this Agreement, and no broker, finder, agent or intermediary who might be entitled to a fee, commission or any other payment upon the
consummation of the transactions contemplated by this Agreement;
e.	This Agreement has been duly executed and delivered and
constitutes the legal,  valid and binding obligation of Hollywood enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect, affecting the enforcement of creditors' rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and
f.	The execution, delivery and performance of this Agreement does not, and will not, violate any provisions of Hollywood's articles or
certificates of incorporation and bylaws,   or any contract or other
Agreement to which Hollywood is a party.

g.	Any breach of the provision of this Paragraph 14 shall not be deemed a material breach of this Agreement entitling BVHE to terminate this Agreement; provided however, Hollywood shall indemnify BVHE, as set forth in Paragraph 16, for all Claims arising from said breach.

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

15.	FORCE MAJEURE:
The duties and obligations of the parties hereunder may be suspended upon the occurrence and continuation of any "Event of Force Majeure" which inhibits or prevents performance hereunder, and for a reasonable start-up period thereafter. An "Event of Force Majeure" shall mean any act, cause, contingency or circumstance beyond the reasonable control of such party (whether or not reasonably foreseeable), including, without limitation, to the extent beyond the reasonable control of such party, any governmental action, nationalization, expropriation, confiscation, seizure, allocation, embargo, prohibition of import or export of goods or products, regulation, order or restriction (whether foreign, federal or state), war (whether or not declared), civil commotion, disobedience or unrest, insurrection, public strike, riot or revolution, lack or shortage of, or inability to obtain, any
labor, machinery, materials, fuel, supplies or equipment   from normal
sources of supply, strike, work stoppage or slowdown, lockout or other labor dispute, fire, flood, earthquake, drought or other natural calamity, weather or damage or destruction to plants and/or equipment, commandeering of vessels or other carriers resulting from acts of God, or any other accident, condition, cause, contingency or circumstances including (without limitation, acts of God) within or without the United States. Neither party shall, in any
manner whatsoever,    be liable or otherwise responsible for any delay or
default in, or failure of, performance resulting from or arising out of or in connection with any Event of Force Majeure and no such delay, default in, or failure of, performance shall constitute a breach by either party hereunder. As soon as reasonably possible following the occurrence of an Event of Force
Majeure, the affected party   shall notify the other party, in writing, as to
the date and nature of such Event of Force Majeure   and the effects of same.
If any Event of Force Majeure shall prevent the performance of a material obligation of either party hereunder, and if the same shall have continued for a period of longer than one hundred eighty (180) calendar days, then either party hereto shall have the right to terminate this Agreement by written notice to the other party hereto.

16.	INDEMNIFICATION:

Each  party  (the "Indemnifying Party")  shall  indemnify  and  hold the other party and its
affiliates and their respective employees, officers, agents, attorneys,
stockholders and directors,       I and their respective permitted
successors, licensees and assigns (the "Indemnified Party(ies)") harmless from and against (and shall pay as incurred) any and all claims, proceedings, actions, damages, costs, expenses and other liabilities and losses (whether under a theory of strict liability, or otherwise) of whatsoever kind or nature ("Claim(s)") incurred by, or threatened, imposed or filed against, any Indemnified Party (including, without limitation, (a) actual and reasonable costs of defense, which shall include without limitation court costs and reasonable attorney and other reasonable expert and reasonable third party
fees; and (b) to the extent permitted by Law, any   fines, penalties and
forfeitures) in connection with any proceedings against an Indemnified Party caused by any breach (or, with respect to third party claims only, alleged breach) by the Indemnifying Party of any representation, material term, warranty, or agreement hereunder.

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

Neither party shall settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in respect of which the Indemnified party is entitled to indemnification hereunder (whether or not the Indemnified Party is a party thereto), without the prior written consent of the other party hereto; provided, however, that the Indemnifying Party shall be entitled to settle any claim without the written consent of the
Indemnifying party so long   as such settlement only involves the payment of
money by the Indemnifying party and in no way affects any rights of the Indemnified Party.

17.	REMEDIES:
Except as provided in Paragraphs 3.a.(9) and 8.c. of this Agreement and only as applied in said Paragraphs, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and except as otherwise expressly provided for herein, each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity" by statute or otherwise and no provision hereof shall be construed so as to limit any party's available remedies in the event of a breach by the other party hereto. The election of anyone or more of such remedies by any of the parties hereto shall not constitute a waiver by such party of the right to pursue any other available remedies.

18.	DEFINITIONS:
a.	"Copy" or "Copies" shall mean VHS videocassette units. Other formats, including laserdisc and DVD are not included under this
Agreement.
b.	*
c.	"Gross Box Office" ("GBO" as used in the Buy Matrix) shall mean the box office gross receipts earned by a Picture in the United States and Canada measured from the Picture's initial theatrical release in the Territory until the Prebook Date of such Picture, as reported by Variety or The Hollywood Reporter.
d.	"Home Video" shall mean the providing of motion pictures and other programming to members of the general public by means of the temporary or permanent transfer of physical possession of a VHS videocassette for non-public viewing on a home television receiver.
e.	"Home Video Distribution Rights" shall  mean  the  right  to record  and  distribute a
motion picture on videocassette.
f.	"Laws" shall mean all international, federal, national, state, provincial, municipal or other laws, ordinances, orders, statutes, rules or regulations.

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

g.	"New Store" shall mean a Store which Hollywood first owns or operates after the Street Date of the relevant Rental Picture.
h.	"Non-Theatrical Pictures" shall mean audio-visual productions initially distributed in the Territory via a medium other than theatrical release (e.g., via Home Video, cable, pay, or free television exhibition.)
i.	"Picture" shall mean a motion picture. including but not limited to live-action, animated or other medium, or any other programming for which BVHE owns or controls Home Video Distribution Rights in the Territory.
j.	"Pornographic Material" shall be defined as X-rated, NC-17 rated and/or unrated motion pictures or printed materials which BVHE shall in good faith determine contain explicit sexual and/or violent scenes and excluding (x) NC-17 Rated or unrated motion pictures of an artistic nature and (y) motion pictures rated "R" by the Motion Picture Association of America.
k.	"Prebook Date" shall mean, with respect to any Picture, the date specified by BVHE, in its sole discretion, when Hollywood's videocassette orders are due, but in no event more than forty-five (45) calendar days prior to the respective video Street Date.
l.	"Rental Picture" shall mean each and every Picture distributed by
BVHE in the Territory , which when initially released on videocassette is priced by BVHE at a "rental price" (as opposed to a "sell-through price"), as such terms are generally understood in the Home Video industry in Los Angeles, California.
m.	"Rental Transaction" shall mean each and every time a Copy leaves
a Store,   whether pursuant to a paid rental turn, a free rental turn, a "raincheck," promotional giveaway or otherwise. For example, a "Buy
two (2) get one (1) free" transaction    involving one (1), two (2) or
three (3) Copies constitutes one (1), two (2) or three (3)   Rental
Transactions, respectively.
n.	"Revenue Sharing Period" shall mean the period commencing on the
Video Street Date of the relevant Rental Picture and running through the end of the *
o.	"Store" shall mean any video store in the Territory, which, at any time during the Term of this Agreement, is owned and/or operated by
Hollywood, whether or not such   store is operated under the
"Hollywood" trademarks, including, but not limited to a superstore, an express store, a kiosk, a cart, a "store within a store", a "rack jobbing" operation and a single or multi-unit vending machine.

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

p.	"Street Date" shall mean, with respect to any Rental Picture; the first date on which, in the Territory, both: (i) such Rental Picture is authorized by BVHE for Home Video distribution to the general public, and (ii) Copies of such Picture are actually available to the general public.

19.	MISCELLANEOUS:
a.	This Agreement shall not constitute any partnership, joint
venture or agency relationship between the parties hereto. The parties shall be considered independent contractors.
b.	This Agreement, together with the attached Exhibits, embodies the entire understanding of the parties with respect to the subject matter hereof and may not be altered, amended or otherwise modified except by an instrument in writing executed by both parties.
c.	The headings in this Agreement are for convenience of reference only and shall not have any substantive effect.
d.	All rights and remedies granted to the parties hereunder are cumulative and are in addition to any other rights or remedies that the parties may have at law or in equity.
e.	Should any provision of this Agreement be held to be void,
invalid, or inoperative, the remaining provisions hereof shall not be affected and shall continue in effect as though such unenforceable provision(s) have been deleted herefrom.
f.	Unless otherwise indicated, all dollar amounts referenced herein
shall refer to and   be paid in United States dollars.
g.	No waiver of any right under or breach of this Agreement shall be
effective unless   it is in writing and signed by the party to be
charged.
h.	This Agreement shall be governed by and construed in accordance with the internal Laws of the State of California and the United States of America. applicable to Agreements entered into and wholly performed therein. Hollywood hereby consents to and submits to the jurisdiction of the federal and state courts located in the State of California, the United States of America and any action or suit under this Agreement may be brought in any federal or state court with appropriate jurisdiction over the subject n1atter established or sitting within the State of California

*	Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

i.	Both parties are free to enter into revenue sharing agreements with other third parties, subject to the conditions and limitations contained herein.
j.	None of the provisions of this Agreement is intended for the benefit of or shall be enforceable by any third parties.
k.	This Agreement may be executed in separate counterparts each of
which shall be    an original and all of which taken together shall
constitute one and the same Agreement.
l.	All notices shall be in writing and either: (i) personally
delivered; (ii) sent by reputable overnight courier service (charges prepaid); or (iii) mailed first class mail (postage prepaid) and sent by transmittal by any electronic means whether now known or hereafter developed, including, but not limited to, telex, telecopier, or laser transmissions, able to be received by the party intended to receive notice; to the parties at the following addresses whereupon such notice shall be deemed received.
If to Hollywood:
Hollywood Entertainment Inc.
25600 Southwest Parkway Center Drive
Wilsonville, Oregon 97070
Attention: Jeffrey Yapp, President & COO
     Donald J. Ekman, Senior Vice President and Genera] Counsel
If to BVHE:
Buena Vista Home Entertainment, Inc.
350 South Buena Vista Street
Burbank, California 91521
Attention: Richard F. X. Clair, Senior Vice President, Business & Legal
Affairs
     Mitchell L. Koch, General Manager

IN WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BUENA VISTA HOME ENTERTAINMENT , INC.



	/s/Mitch Koch
By:	Mitch Koch
Title:	S.V.P. G.M.


HOLLYWOOD ENTERTAINMENT CORPORATION

	/s/Mark Wattles
By:	Mark Wattles
Title:	CEO

EXHIBIT A

*